Exhibit 10.2

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([***]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of May 11, 2026, is entered into between GREENLIGHT VENTURES, LLC, a North Carolina limited liability company (“Seller”), and NEXALIN TECHNOLOGY, INC., a Delaware corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller owns 100 shares of common stock (the “Shares”), no par value, of PONM, Inc., a North Carolina corporation (the “Company”), representing all of the issued and outstanding shares of common stock of the Company;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

WHEREAS, immediately prior to the Closing (as defined herein), Seller and the Company have entered into a Software License Agreement dated April 30, 2026, pursuant to which Seller has licensed certain intellectual property to the Company (“the License Agreement”); and

WHEREAS, simultaneously with the execution of this Agreement, Buyer and Seller shall enter into Collaboration Agreement pursuant to which Seller will provide certain software services to Buyer;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares of the Company, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

Section 1.02 Consideration. In exchange for the Shares sold hereunder by Seller, Seller shall receive shares of Buyer common stock with an aggregate value equal to One Million Three Hundred Thousand Dollars ($1,300,000) (the “Total Consideration Value”), to be issued in four tranches as set forth in Section 1.03 below (the “Consideration Shares”). The number of Consideration Shares shall equal the Total Consideration Value divided by the Applicable Share Price. The term “Applicable Share Price” means the volume-weighted average price (“VWAP”) per share of Buyer’s common stock on the Nasdaq Capital Market for the thirty (30) trading days ending on the trading day prior to the Closing Date, subject to a floor of $0.61 per share (the “Floor”) and a ceiling of $1.15 per share (the “Ceiling”). If the 30-day VWAP is below the Floor, the Applicable Share Price shall be deemed to be the Floor. If the 30-day VWAP is above the Ceiling, the Applicable Share Price shall be deemed to be the Ceiling. Otherwise, the actual 30-day VWAP shall apply. The Applicable Share Price shall be determined at initial Closing and applied consistently to all tranches. The term “Disclosure Schedules” means the disclosure schedules, attached hereto and made a part hereof, delivered by Seller concurrently with the execution, closing, and delivery of this Agreement.

Section 1.03 Issuance Schedule. The Consideration Shares shall be issued by Buyer to Seller in four (4) tranches as follows: (i) Tranche 1: forty-five percent (45%) of the total Consideration Shares, issued at Closing; (ii) Tranche 2: twenty percent (20%) of the total Consideration Shares, issued ninety (90) days after the Closing Date; (iii) Tranche 3: twenty percent (20%) of the total Consideration Shares, issued one hundred eighty (180) days after the Closing Date; and (iv) Tranche 4: fifteen percent (15%) of the total Consideration Shares, issued two hundred seventy (270) days after the Closing Date. The Applicable Share Price determined at initial Closing shall be applied consistently to all four tranches. The economic terms set forth in this Section 1.03 conform to and are governed by the Memorandum of Understanding dated February 19, 2026 between the Parties (the “MOU”), which is incorporated herein by reference. In the event of any conflict between this Section 1.03 and the MOU, the MOU shall control.

Section 1.04 Anti-Dilution and Protective Provisions. The following protective provisions shall apply to the unissued Consideration Shares prior to issuance of the final tranche:

(a) Down-Round Protection. If Buyer issues equity at a price below the Applicable Share Price, the Applicable Share Price shall adjust downward to such lower price and the number of remaining unissued Consideration Shares shall be recalculated to preserve the full Total Consideration Value of $1,300,000. This provision does not apply to: (i) equity issued pursuant to employee benefit or incentive plans approved by Buyer’s board of directors prior to the date of this Agreement; (ii) equity issued upon exercise or conversion of outstanding securities existing as of the Closing Date; (iii) equity issued in connection with a bona fide acquisition approved in writing by Seller; or (iv) shares issued pursuant to Buyer’s at-the-market offering program, whether existing as of the Closing Date or established thereafter, regardless of the price at which such shares are sold.

(b) Capital Structure Adjustments. If Buyer effects any stock split, reverse stock split, recapitalization, reclassification, or similar capital adjustment prior to issuance of the final tranche, the remaining unissued Consideration Shares and the Applicable Share Price shall be equitably adjusted to preserve Seller’s agreed economic position.

(c) Delisting Protection. If Buyer’s common stock ceases to be listed on a national securities exchange prior to issuance of the final tranche and no 30-day VWAP is available, the Applicable Share Price for remaining unissued Consideration Shares shall be the greater of (i) the last available 30-day VWAP immediately preceding delisting, or (ii) the Floor of $[***] per share. This protection terminates upon issuance of the final tranche.

(d) Change of Control Acceleration. If, prior to issuance of the final tranche, Buyer enters into or consummates a Change of Control, all remaining unissued Consideration Shares shall automatically accelerate and be issued to Seller immediately prior to or concurrently with such transaction. For purposes of this Section 1.04(d), “Change of Control” means: (i) any merger or consolidation in which Buyer’s shareholders immediately prior to such transaction own less than fifty percent (50%) of the voting securities of the surviving entity immediately following such transaction; (ii) the sale of all or substantially all of Buyer’s assets; (iii) the sale or transfer of more than fifty percent (50%) of Buyer’s outstanding voting securities to any single person or group acting in concert; or any transaction resulting in a new controlling shareholder or group. This acceleration right terminates upon issuance of the final tranche.

Section 1.05 Withholding Rights. Notwithstanding anything herein to the contrary, Buyer will be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of any such payment in cash or issuance of Consideration Shares under applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be remitted by Buyer to the applicable Governmental Authority and will be treated for all purposes of this Agreement as having been paid hereunder.

ARTICLE II.

CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern Time on the Closing Date.

Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a) Share certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(b) A certificate of the Secretary (or other officer) of Seller certifying that attached thereto are true and complete copies of all resolutions of the managers and the members of Seller authorizing the execution, delivery, and performance of this Agreement, the License Agreement, the Collaboration Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Seller or the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect.

(c) A good standing certificate (or its equivalent) for the Company from the secretary of state of the state of North Carolina.

(d) A copy of the License Agreement duly executed by Seller and Company.

(e) A copy of the Collaboration Agreement duly executed by Seller.

(f) A copy of the Source Code for the Licensed Software, including the deliverables indicated in Appendix A (“Deliverables”) in electronic form, as defined in the Licensed Agreement. The Deliverables will be delivered to Buyer in accordance with the representations and warranties set forth in Section 6 of the License Agreement.

(g) a properly executed IRS Form W-9 from Seller (or its regarded owner, if Seller is an entity disregarded as separate from its owner for U.S. federal income tax purposes), in form and substance acceptable to Buyer, which pursuant to Treasury Regulations Section 1.1445-2(b)(2)(v) constitutes a certificate of non-foreign status for purposes of Treasury Regulations Section 1.1445-2(b)(2)(i).

Section 2.03 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) The Consideration Shares.

(b) A certificate of the Secretary (or other officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect.

(c) A copy of the Collaboration Agreement duly executed by Buyer.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.05) of the State of North Carolina. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each Transaction Document to which Seller is a party constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02 Organization, Authority, and Qualification of the Company; Charter Documents.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of North Carolina and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. The execution and delivery by Company of the Transaction Document to which Company is a party, the performance by Company of its obligations thereunder, and the consummation by Company of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Company. Each Transaction Document to which Company is a party constitutes legal, valid, and binding obligations of Company enforceable against Company in accordance with their respective terms.

(b) Charter Documents; Records. Seller has made available to Buyer accurate and complete copies of: (a) the certificate of incorporation and bylaws (or equivalent governing documents), including all amendments thereto, of each of the Company (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the board of directors (or other similar body) and all committees of the board of directors (or other similar body) of the Company since inception. All actions taken and all transactions entered into by the Company has been duly approved by all necessary action, if any, of the board of directors (or other similar body) and stockholders of the Company. There has been no violation of any of the provisions of the Charter Documents of the Company, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by its stockholders, board of directors (or other similar body) or any committee of the board of directors (or other similar body).

Section 3.03 Capitalization.

(a) The authorized shares of the Company consist of 100 shares of common stock, no par value, of which 100 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefore in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c) There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating Seller or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries. The Company (i) does not have any ownership interests or securities in or of any Person and (ii) is not a participant in any joint venture, partnership or similar arrangement.

Section 3.05 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order, including the licensors of Third Party Code, all of which have been obtained by Seller and are in full force and effect to the extent required for the Company’s Field of Use under the License Agreement; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.06 No Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”). The Company has never had any operations or entered into or become bound by any contract other than the License Agreement.

Section 3.07 Intellectual Property.

(a) Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings:

(i)	“Company Intellectual Property” means any and all (a) Owned Intellectual Property, (b) Licensed Intellectual Property, and (c) other Intellectual Property that is used, or held for use by Company or Seller or that was developed by or for Company or Seller. For the avoidance of doubt, the Licensed Software is “Company Intellectual Property”.

(ii)	“Company Registered Intellectual Property” means all Owned Intellectual Property that is Registered Intellectual Property.

(iii)	“Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company Intellectual Property.

(iv)	“Company Technology” means all Technology included within the Company Intellectual Property.

(v)	“Infringement” or “Infringe” means an assertion that a given item infringes, misappropriates, dilutes, unfairly competes with, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.

(vi)	“Intellectual Property” means any and all Intellectual Property Rights and Technology.

(vii)	“Intellectual Property Rights” means worldwide (i) patents and patent applications and industrial designs and other governmental grants for the protection of inventions or industrial designs, including patent rights, inventions, discoveries and invention disclosures (whether or not patented) (“Patents”), (ii) copyrights in both published and unpublished works, copyright registrations and applications for copyright registration, Moral Rights, rights of publicity, and mask work rights, and all derivatives, translations, adaptations and combinations of the foregoing, (iii) intellectual property rights in know-how, trade secrets and confidential or proprietary information, including research in progress, algorithms, data, databases, data collections, designs, processes, formulae, models, strategies, prototypes, techniques, source code, source code documentation, beta testing procedures and beta testing results (“Trade Secrets”), (iv) rights in registered and unregistered trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, and registrations and applications for registration for any of the foregoing, together with the goodwill of the Company or Seller or the business symbolized by any of the foregoing (“Trademarks”), (v) domain names, registrations for domain names and web addresses, (vi) analogous rights to those set forth above and any other intellectual property rights in any jurisdiction, and (vii) rights to sue for past, present and future Infringement of the rights set forth above.

(viii)	“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other persons or parties, including from the Seller.

(ix)	“Licensed Software” means the Software licensed by Seller to the Company pursuant to the License Agreement.

(x)	“Moral Rights” means moral rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

(xi)	“Object Code” means an intermediate, machine-language version of Software which is generated by a compiler from Source Code.

(xii)	“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License), including any Software distributed with any license term or condition that: (a) requires or could require, or conditions or could condition, the use or distribution of such Software on the disclosure, licensing, or distribution of any Source Code for any portion of such Software or any derivative work of such Software; or (b) otherwise imposes or could impose any limitation, restriction, or condition on the right or ability of the licensee of such Software to use or distribute such Software or any derivative work of such Software.

(xiii)	“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any of Company or Seller, including without limitation all Source Code, including but not limited to the Licensed Software.

(xiv)	“Registered Intellectual Property” means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

(xv)	“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) and cloud services that are available for a cost of not more than $[***] for a license for a single user or work station (or $[***] in the aggregate for all users and work stations).

(xvi)	“Software” means the computer programs, Source Code and Object Code, data, database structure, templates, user manuals, reference manuals and installation guides, or portions thereof, and other documentation used in conjunction with the software and all other related items provided by the licensor thereof to licensees on any media and in any format, including by download, cloud or other access.

(xvii)	“Source Code” means, with respect to any Software, the full source language, human-readable statement of such Software and complete source materials, user documentation and program maintenance documentation for and interface and programming information with respect to such Software, including all available flow charts, schematics, programmers’ notes and annotations which comprise the precoding detailed design specifications for such Software, together with all configurations, settings, compiler switches, library routines and files, data files, templates and the like necessary or desirable for creating the executable code form of such Software, all in a form suitable for reproduction by computer and photocopy equipment, and all Software necessary to convert such source code into the executable code form of such Software; provided, that Source Code shall not include source code of Third Party Code except to the extent Seller or the Company shall have transferable rights thereto.

(xviii)	“Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, emulation and simulation tools and reports, hardware development tools, models, prototypes, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing.

(xix)	“Third Party Code” means any instructions or sequences of instructions, in whatever form embodied, and other Intellectual Property which is included in, or as part of, or used in connection with Software and which require the consent (whether subject to royalty or otherwise) of a party other than Seller or any of its affiliates in order for Source Code to be transferred to and used by the Company, or to be licensed by the Company or for any of the Software included in or used with Software to be sold, published, modified, licensed or otherwise marketed by the Company, in each case without any royalty or similar obligation.

(xx)	“Use” means the right to make, use, have made, sell, offer for sale, import, develop, modify, enhance, improve, upgrade, create new versions and Derivative Works, distribute, perform, reproduce, maintain, support, display, translate, and exploit, in all languages and in any and all media now or hereafter known, including electronic transmission.

(b) Registered IP. (b) of the Disclosure Schedules lists (i) all Registered Intellectual Property of the Company and Seller, and all material unregistered Trademarks used by any of Company and Seller, (ii) any actions that must be taken by any Company or Seller within ninety (90) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance, renewal fees or Taxes or the filing of any documents, applications or certificates, and (iii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which any of Company or Seller is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Registered Intellectual Property of the Company or Seller, as applicable. All registration, maintenance and renewal fees currently due in connection with the Registered Intellectual Property of the Company or Seller, as applicable, have been paid and all documents, recordations and certificates in connection with the Registered Intellectual Property of the Company and Seller currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting the Registered Intellectual Property of the Company and Seller and recording the Company and Sellers’ ownership interests therein. The Company and Seller have made available to Buyer copies of all of the pending patent applications Company and Seller.

(c) Effect of this Transaction.

(i)	Following the closing of the transactions contemplated hereby, all Company Intellectual Property will be fully transferable, alienable and licensable by Buyer or the Company in accordance with and subject to (i) the License Agreement and (ii) the applicable Third Party Software Agreements set forth on Schedule 3.07, and (iii) without restriction and without payment of any kind to any party, other than as expressly provided therein in the case of any Licensed Intellectual Property, to the terms of the licenses therefor.

(ii)	Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of title, use, or Encumbrance on, any Company Intellectual Property; (ii) a breach of or default under, or right to terminate or suspend performance of, any Contract; (iii) the release, disclosure or delivery of any Company Intellectual Property to a third party by or on behalf of the Company; (iv) the grant, assignment or transfer by the Company to any other Person (excluding Buyer) of any license or other right or interest under, to or in any of the Company Intellectual Property; or (v) by the terms of any Contract to which the company is a party or otherwise bound, a termination or reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to with respect to any Company Intellectual Property, or the initiation or increase of any royalties, revenue sharing, or other payments by the Company.

(d) Title to Intellectual Property. Immediately prior to the Closing, Seller shall be the sole and exclusive owner of all right, title and interest in and to each item of Company Intellectual Property purported to be owned or licensed by it, including the Licensed Software, free and clear of any liens, claims and encumbrances of any nature whatsoever, other than each license or other agreement applicable to Seller’s or the Company’s right to use such Third Party Code (each, a “Third Party Software Agreements”), all of which are listed in Part (d) of the Disclosure Schedule, and with respect to any license or similar exclusive right granted to a third party within the GLV Field of Use, as defined by the License Agreement. The Company has been granted in writing all rights necessary to Use all Company Intellectual Property, including the Licensed Software and Source Code, in each case, free and clear of any Encumbrance, subject in the case of the Licensed Software and Source Code to the terms of the License Agreement. Each of Seller or Company, as applicable, has the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of the Licensed Software or other Company Intellectual Property. None of the Company or Seller has (i) transferred ownership of, or granted any exclusive license with respect to, the Licensed Software or any other any Intellectual Property that is or, as of the time of such transfer or exclusive license, was material to the Company, to any other Person, or permitted use in or for the PONM Field of Use (as defined in the License Agreement) or (ii) permitted the rights of the Company or Seller in any Licensed Software or other Company Intellectual Property, that is or was at the time material to the Company or Seller, to enter into the public domain.

(e) Third Party Intellectual Property. Other than (i) with respect to Shrink-Wrap Code, (ii) non-disclosure agreements, (iii) backup licenses from employees and contractors granted to the Company or Seller in connection with providing services to the Company or Seller, and (iv) Open Source Materials, (e) of the Disclosure Schedule lists all Licensed Intellectual Property with respect to the Licensed Software. No third party that has licensed or provided Intellectual Property to any of Company or Seller has retained ownership of or license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by Company and/or Seller, as applicable, under such licenses. None of the Company or Seller licenses on an exclusive basis any Intellectual Property from any third party.

(f) Valid Intellectual Property. With respect to each item of Company Intellectual Property (excluding pending applications therefor), and each item of material Licensed Intellectual Property, such item is subsisting, valid and enforceable. There are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Intellectual Property. Neither the Company nor Seller has misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Intellectual Property. There are no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Intellectual Property have been threatened.

(g) No Infringement. The operation of the business of the Company and Seller as it has been conducted since the inception of the Seller, as currently conducted by the Company or Seller, and as proposed to be conducted by Company or Seller, in each case with respect to the Use of the Licensed Software, has not and does not Infringe when Used by Buyer following the closing of the transactions contemplated hereby in accordance with the License Agreement, any Intellectual Property Rights of any Person, including any letter or other communication suggesting or offering that Seller or the Company obtain a license to any Intellectual Property of another Person (including without limitation, employees of or consultants to Seller or the Company), nor does the Company or Seller have knowledge of any basis therefor or threat thereof. No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts or which could adversely affect in any manner the Use, provision, transfer, assignment or licensing thereof by the Company or the Company’s right to Use or license the Licensed Software for the PONM Field of Use, or may affect the validity, registrability, Use or enforceability of such Owned Intellectual Property.

(h) No Third Party Infringement. No Person has in the past Infringed or is currently Infringing any Company Intellectual Property or any of Company or Seller’s rights therein or thereto. Each of Company and Seller, as applicable, has the exclusive right to bring actions against any Person that has in the past Infringed or is currently Infringing any Owned Intellectual Property and to retain for themselves any damages recovered in any such action (subject to the terms of the License Agreement).

(i) Proprietary Information Agreements. Copies of the Seller’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Seller’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) have been made available to Buyer. All agreements with employees or consultants that deviate in any material respect from the Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement are listed on (i) of the Disclosure Schedule. All current and former employees of Seller, and all current and former consultants of Seller who have been involved in the creation, invention or development of any Licensed Software or other material Owned Intellectual Property (each, a “Contributor”), have executed and delivered the applicable form of agreement (or a substantially similar agreement) creating a valid and enforceable irrevocable assignment of Intellectual Property pertaining to such Licensed Software to Seller and confidentiality provisions protecting such Licensed Software, and no such employee or contractor has any obligation to any university or other Person with respect to such Licensed Software.

(j) Contributors. Without limiting the foregoing, no Contributor owns or has any right, including the right to assert any Moral Rights, to any Owned Intellectual Property or Licensed Intellectual Property, nor has any Contributor made to the Seller or Company any written assertions with respect to any alleged ownership or rights. All current and former employees of Seller that are or were, at the time of employment, residents of countries that recognize Moral Rights or whose employment relationships are or were governed by applicable laws in countries that recognize Moral Rights have executed written agreements with Seller that to the fullest extent permitted under applicable law, waive for the benefit of Seller, all Moral Rights.

(k) Sufficiency. The rights of the Company to the Licensed Software constitute all of the properties, rights, interests and other tangible and intangible assets Used or held for Use by Seller or necessary for the Company to Use, maintain, and further develop the Licensed Software in its current form, including to load, compile, and operate such Licensed Software as it exists on the Closing Date the Licensed Software, including to load, compile and operate the Licensed Software, in the manner in which such business is currently being conducted or contemplated, in the PONM Field of Use (as defined in the License Agreement).

(l) Buyer Acknowledgment. Buyer acknowledges and agrees that, as of the Closing Date, the Licensed Software does not include all features, functionality, integrations, or enhancements necessary to fully operate Buyer’s business or commercialize CES devices at scale, and that additional development, customization, and enhancement will be required. The Parties further acknowledge that such enhancements and development services are contemplated to be provided, in whole or in part, pursuant to the Collaboration Agreement, and nothing in this Agreement shall be construed as a representation that the Licensed Software, standing alone, is sufficient for such purposes.

(m) Malicious Code Warranty. The deliverables containing the Licensed Software have been or will be delivered to the Company free of any “back door, “time bomb,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(n) Protection of Confidential Information. Each of Company and Seller, has applicable, has taken and will continue to take reasonable steps to protect the confidentiality of Trade Secrets owned or used or held for use by Company or Seller or of any third party that has provided any Trade Secrets to Company or Seller, including but not limited to the Licensed Software and related Source Code. All Persons with access to such Trade Secrets have executed written confidentiality agreements with Seller and there has not been any material breach of such confidentiality agreements.

(o) No Government Funds. No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Owned Intellectual Property or the Licensed Intellectual Property.

(p) Source Code. Neither Company nor Seller has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, contractors, consultants, and Seller’s licensees outside of the PONM Field of Use (i) involved in the development of Company Source Code and/or (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Company or Seller of any Company Source Code, other than disclosures to employees, contractors and consultants involved in the development of Company Source Code. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a release from escrow or other delivery to a third party of any Company Source Code.

Section 3.08 Contracts. (a) of the Disclosure Schedules lists each and every Contract of the Company or to which it is bound, including:

(a) each Contract of the Company involving aggregate consideration in excess of $[***] and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(b) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax or other Liability of any Person;

(c) all Contracts relating to Intellectual Property, including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions, in each case as it relates to licensee or licensor;

(d) all Contracts relating to indebtedness (including, without limitation, guarantees and “make-wholes”) of the Company; and

(e) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

Each Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Contract. Complete and correct copies of each Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.09 Legal Proceedings; Governmental Orders. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by the Company, Seller, or any Affiliate of Seller: (i) relating to or affecting the Seller or Company or any of its properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

There are no outstanding, and each of Seller and Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or Seller, or any of their properties or assets.

Section 3.10 Compliance with Laws; Permits. Each of Company and Seller has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company and Seller to conduct its business, have been obtained and are valid and in full force and effect. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

Section 3.11 Taxes. The Company has not ever had any taxable income. All Tax Returns required to be filed by the Company have been timely filed (taking into account validly obtained requests for extensions to file such returns). Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. All Taxes required to be withheld by the Company have been withheld, and, to the extent required by Law, have been (or will be) duly and timely paid to the proper taxing authority. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company and there are no audits or legal proceedings involving Taxes of or with respect to the Company that have been threatened. No claim has been made by any Governmental Authority in any jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction. Seller has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after 2025.

(a) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return nor (ii) has any Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(b) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(c) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of a method of accounting prior to the close of business on the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into prior to the close of business on the Closing Date, (iii) installment sale or open transaction disposition made prior to the close of business on the Closing Date, (iv) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or foreign Law), or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(d) The Company has been classified as a corporation for U.S. federal income Tax purposes at all times since its conversion from a limited liability company on July 30, 2025. Prior to such date, the Company was treated as an entity disregarded as separate from Seller for U.S. federal income Tax purposes.

(e) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

Section 3.12 Books and Records. The books of account, stock records, minute books and other records of the Company is accurate, up-to-date and complete in all material respects, and has been maintained in accordance with prudent business practices and all applicable legal requirements. The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer.

Section 3.13 Related Party Transactions. Except as set forth on Section 3.13 of the Disclosure Schedules, and except for the License Agreement and Collaboration Agreement, there are no Contracts or other arrangements involving the Company in which Seller, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Company.

Section 3.14 Investment Intention and Restriction on Dispositions. Seller is purchasing the Consideration Shares for investment for Seller’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Seller does not have any present intention to transfer the Consideration Shares to any other person or entity. Seller agrees that the Seller will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Consideration Shares (or solicit any offers to sell or otherwise dispose of any of the Consideration Shares), except in compliance with (i) the Securities Act, and the rules and regulations of the SEC thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) and the provisions of this Agreement. Any attempt by Seller, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Consideration Shares, or any interest therein, or any rights relating thereto, without complying with the provisions of this Agreement, shall be void and of no effect.

Section 3.15 Securities Laws Matters. Buyer is familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” such as the Consideration Shares acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Seller acknowledges receipt of advice from Buyer that the Consideration Shares have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws or non-U.S. securities laws, and if and when the Consideration Shares may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule, and (iii) if the exemption afforded by Rule 144 is not available, public sale of the Consideration Shares without registration will require the availability of another exemption under the Securities Act, and (iv) a notation shall be made in the appropriate records of Buyer indicating that the Consideration Shares are subject to restrictions on transfer and appropriate stop transfer instructions will be issued to Buyer’s transfer agent with respect to the Consideration Shares. Seller further understands that Buyer provides no assurances as to whether it will be able to resell any or all of the Consideration Shares pursuant to Rule 144, which rule requires, among other things, that Buyer be subject to the reporting requirements of the Exchange Act, that resales of securities take place only after the holder of the Consideration Shares has held the Consideration Shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions.

Section 3.16 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or the Company.

Section 3.17 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Issuance of Shares. The Consideration Shares have been duly authorized for issuance and sale to the Seller pursuant to this Agreement, and when the Consideration Shares have been issued and delivered by the Buyer pursuant to this Agreement against transfer of the Shares as set forth herein, such Consideration Shares will be validly issued and fully paid and non-assessable; and the issuance of the Consideration Shares is not subject to any preemptive or other similar rights of any securityholder of the Buyer.

Section 4.04 SEC Reports; Financial Statements. Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Buyer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein (collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The latest consolidated financial statements of the Buyer included in the SEC Report comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Buyer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end adjustments. The description of the agreements and documents described in the SEC Reports conform to the terms of those agreements and documents, and there are no agreements or other documents required by the Securities Act and the rules and regulations thereunder to be described in the SEC Reports that have not been so described or filed. Each material agreement or other instrument (however characterized or described) to which the Buyer is a party or by which it is or may be bound or affected and that is referred to in the SEC Reports, has been duly authorized and validly executed by the Buyer, is in full force and effect in all material respects and is enforceable against the Buyer in all material respects and, to the Buyer’s knowledge, the other parties thereto, in accordance with its terms, except (w) such agreements and other instruments that have terminated or expired in accordance with their terms, (x) as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally, (y) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (z) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefore may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.05 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest balance sheets included within the Buyer’s SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a material adverse effect, (ii) the Buyer has not incurred any liabilities (contingent or otherwise) other than (A) liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Buyer’s balance sheet pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Buyer has not altered its method of accounting, (iv) the Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Buyer has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Buyer equity incentive plans, and (vi) no officer or director of the Buyer has resigned from any position with the Buyer. The Buyer does not have pending before the SEC any request for confidential treatment of information. Except for the issuance of the Shares and the other transaction contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Buyer or its business, properties, operations, assets or financial condition that would be required to be disclosed by the Buyer under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) trading day prior to the date that this representation is made.

Section 4.06 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Buyer received any notification that the Commission is contemplating terminating such registration. The Buyer has not, in the twelve (12) months preceding the date hereof, other than as disclosed in the SEC Reports, received notice from any trading market on which the Common Stock is or has been listed or quoted to the effect that the Buyer is not in compliance with the listing or maintenance requirements of such trading market. The Buyer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through a depository trust company or another established clearing corporation and the Buyer is current in payment of the fees of the depository trust company (or such other established clearing corporation) in connection with such electronic transfer.

Section 4.07 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE V.

COVENANTS

Section 5.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Non-Competition; Non-Solicitation. For a period of [***] commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the development of neurostimulation medical devices (the “Restricted Business”) worldwide (the “Territory”); (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any current or former employee of the Company or encourage any employee to leave the Company’s employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI.

TAX MATTERS

Section 6.01 Tax Covenants. Without the prior written consent of Buyer, Seller shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed by the Company after the Closing Date (taking into account extensions of time to file such Tax Returns) with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method in each case, unless otherwise required by applicable Law. Seller shall pay the Tax Liability shown as due on such Tax Return relating to a Pre-Closing Tax Period and its allocable portion of the Tax Liability shown as due on the Straddle Period Tax Return (as determined pursuant to Section 6.02) no later than five (5) days prior to the due date (including extensions) for filing such Tax Returns.

Section 6.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended on and including the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Seller, nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04 Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.11; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI; (c) all Taxes (or the non-payment thereof) of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below), including, for the avoidance of doubt, any Taxes arising as a result of the transactions that occur on or before Closing contemplated by this Agreement and any Transaction Documents (excluding any transfer, documentary, sales, use, stamp, registration, value added, or other similar Taxes and fees imposed on or payable by Buyer in connection with the transactions contemplated hereby (other than those addressed in Section 6.01), and excluding any Taxes attributable to (x) actions taken by Buyer or any of its Affiliates after the Closing, or (y) any election or structuring decision made by or at the direction of Buyer after the Closing Date); and any Taxes which relate to or are attributable to any act, transaction, matter, event or omission, or instruction, executed or performed, prior to Closing; (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.06 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.11 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

Section 6.07 Release. Effective as of the Closing, Seller, its Affiliates, and their respective successors, permitted assigns, and heirs (each, a “Releasor”), hereby forever releases, acquits, and discharges, to the fullest extent permitted by Law, the Company and Buyer, and their respective officers, directors, managers, employees, equityholders, representatives, successors, assigns and agents from any and all Losses, including those arising under any Law, Contract, arrangement, commitment, or undertaking, whether written or oral, to the extent arising on or prior to the date hereof or otherwise related to the transactions contemplated hereby, including without limitation any and all Losses arising out of or related to the License Agreement and Collaboration Agreement, other than (a) any rights to which Releasor is entitled under any this Agreement or any Transaction Document, (b) any rights of the Releasor’s members and their respective officers, directors, managers, employees, equityholders, representatives, successors, assigns and agents to indemnification and exculpation pursuant to the organizational documents of such Person to the extent covered by a directors and officers insurance policy, and (c) any rights or obligations, arising or payable under any of the Transaction Documents after the Closing.

Section 6.08 Intended Tax Treatment. The parties hereto intend and agree that, for U.S. federal and applicable state and local Tax purposes, the sale and purchase of the Shares in exchange for the Consideration Shares pursuant to this Agreement shall be treated as a taxable sale by the Seller and purchase by the Buyer of such Shares pursuant to Section 1001 of the Code (the “Intended Tax Treatment”). The parties hereto shall file all Tax Returns consistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 6.09 Adjustments to Total Consideration. Any indemnity payments made in cash by Seller pursuant to Article VI or Article VII shall constitute an adjustment of the Total Consideration Value for applicable Tax purposes, except as otherwise required by applicable Law. For the avoidance of doubt, (a) no indemnity obligation under this Agreement shall be satisfied by cancellation, forfeiture, or return of Consideration Shares unless Seller expressly consents in writing to such form of satisfaction, and (b) no adjustment under this Section 6.09 shall reduce the number of Consideration Shares required to be issued to Seller pursuant to Section 1.03 or otherwise modify the economic terms set forth in the MOU.

ARTICLE VII.

INDEMNIFICATION

Section 7.01 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents, including, but not limited to:

(i)	the indemnification obligations set forth in Sections 6 and 7 of the License Agreement; and

(ii)	If neither option under Section 7.2(i) or (ii) of the License Agreement is commercially reasonable, GVP may terminate the license with respect to the allegedly infringing portions of the Licensed Software and return to Nexalin the Consideration Shares or a portion of the Total Consideration Value associated with the infringing portions;

(c) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any use by Seller or the Company of any Intellectual Property of any Person in violation of any Contract or legal requirement applicable thereto, in each case to the extent of such use prior to the Closing;

(d) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Liability of the Company relating to any Tax (including Liabilities arising out of, in connection with or incident to the determination, assessment or collection of any Tax) arising from, in connection with or incident to any transactions effected or activities conducted by Seller or the Company at or prior to the Closing;

(e) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim asserted or held by any current, former or alleged securityholder of Seller relating to this Agreement, any other agreement entered into in connection with this Agreement, the License or any of other the transactions contemplated hereby or thereby;

(f) regardless of the disclosure or any matter set forth in the Disclosure Schedule, any failure to comply with Section 409A of the Code;

(g) regardless of the disclosure of any matter set forth in the Disclosure Schedule, Liabilities in respect of the License or use or support and maintenance of any Software prior to the Closing;

(h) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim or right asserted or held by any person who is or at any time was an officer, director, employee or agent of Seller or the Company involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Charter Documents, under any indemnification agreement or similar Contract, under any legal requirement or otherwise) with respect to any act or omission on the part of such Person or any event or other circumstance that arose, occurred or existed at or prior to the Closing; and

(i) any claim or Proceeding relating to any breach or any other matter of the type referred to in clause “(a)” through clause “(h)” above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 7.01.

Section 7.02 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.03 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.11 which are subject to ARTICLE VI) and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided, however, the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.16, Section 4.01, Section 4.02 and Section 4.08x`;shall survive indefinitely and the representations and warranties in Sections 3.08(d), (f), (j), (g) and (k) shall survive until the date that is three (3) years after the Closing Date. Subject to ARTICLE VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.05 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.11 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI shall be governed exclusively by ARTICLE VI hereof.

Section 7.06 Cumulative Remedies. The rights and remedies provided for in this ARTICLE VII, (and in ARTICLE VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the If to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02): If to Seller recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	[***] Email: [***] Attention: [***] General Counsel Greenlight Ventures, LLC

If to Buyer:	1776 Yorktown, Suite 550 Houston, Texas Email: [***] Attention: [***]

with a copy (which shall not constitute notice to:	Thompson Hine LLP 300 Madison Avenue, 27th Floor New York, NY 10017 Email: [***] Attention: [***]

Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Except as provided below, in the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. However, in the event of any conflict or inconsistency between the Collaboration Agreement, the License Agreement, or this Agreement, with respect to terms related to the development, ownership, or licensing of any software, code, or intellectual property, the terms of the Collaboration Agreement shall control and supersede the License Agreement and this Agreement. In the event that the Collaboration Agreement is silent with respect to terms related to the development, ownership, or licensing of any software, code, or intellectual property, the terms of the License Agreement shall govern respect to terms related to the Licensed Software and the perpetual license rights granted therein.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, except as provided in Section 13 of the License Agreement. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the courts of the State of New York sitting in New York County and the U.S. District Court for the Southern District of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

GREENLIGHT VENTURES, LLC

By:	/s/ [***]
Name:	[***]
Title:	Member

NEXALIN TECHNOLOGY, INC.

By:	/s/ Mark White
Name:	Mark White
Title:	Chief Executive Officer

EXHIBIT A

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise

“Buyer” means Nexalin Technology, Inc.

“Buyer Indemnitees” has the meaning given in Section 7.01 of this Agreement.

“Closing” has the meaning given in Section 2.01 of this Agreement.

“Closing Date” has the meaning given in Section 2.01 of this Agreement

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means PONM, Inc.

“Company Intellectual Property” has the meaning given in Section 3.07(a) of this Agreement.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral.

“Consideration Shares” has the meaning given in Section 1.02.

“Disclosure Schedules” has the meaning given in Section 1.02 of this Agreement.

“Encumbrance” means any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning given in Section 7.03 of this Agreement. “Indemnifying Party” has the meaning given in Section 7.03 of this Agreement.

“Intellectual Property” has the meaning given in Section 3.07(a) of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority.

“Liability” means any liability, obligation, Taxes, or commitment of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise.

“Loss” means any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement.

“Permit” mean any permit, license, franchise, approval, registration, certificate, variance, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Pre-Closing Tax Period” has the meaning given in Section 6.04 of this Agreement.

“Representative” means any of Seller’s Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents.

“Restricted Business” has the meaning given in Section 5.02 of this Agreement. “Restricted Period” has the meaning given in Section 5.02 of this Agreement.

“Rule 144A” means Rule 144A under the Securities Act or any successor or similar rule as may be enacted by the SEC from time to time, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means GreenLight Ventures, LLC.

“Seller Indemnitees” has the meaning given in Section 7.02 of this Agreement.

“Shares” has the meaning given in the Recitals of this Agreement

“Straddle Period” has the meaning given in Section 6.01 of this Agreement.

“Taxes” means (i) all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto, (ii) any Liability for the payment of any amount of any type described in clause (i) of this sentence as a result of being or having been a member of an affiliated, consolidated, controlled, fiscal, combined, unitary or aggregate group for any Tax period, (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, and (iv) any penalty imposed for the failure to file, properly to file, or timely to file any Tax Return.

“Tax Records” has the meaning given in Section 6.05 of this Agreement.

“Tax Return” means any return, declaration, report, information return or statement, designation, election, estimated tax filing, notice or certificate, or any other document relating to Taxes (including any schedule or attachment thereto and including any amended returns and claims for refund).

“Territory” means Worldwide

“Transaction Documents” has the meaning given in Section 2.02(b).

Section 3.07(b)

Registered Intellectual Property

Section 3.07(e)

Licensed Intellectual Property

Section 3.07(i)

Non-Standard Employee and Contractor Intellectual Property Agreements

Section 3.08(a)

Contracts of the Company

Section 3.13

Related Party Transactions